Exhibit (g)(3)

KAYNE ANDERSON MLP INVESTMENT COMPANY

Amendment to Amended and Restated Investment Management Agreement

THIS AMENDMENT TO AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (the “Amendment”) is made as of June 13, 2012 by and between KAYNE ANDERSON MLP INVESTMENT COMPANY, Maryland corporation (the “Company”) and KA FUND ADVISORS, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

A. The Company and the Manager are parties to that certain Amended and Restated Investment Management Agreement dated as of December 12, 2006 (as further amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties wish to modify and amend the Agreement to clarify certain additional expenses for which the Company is responsible under Section 7(b).

B. Unless otherwise defined, capitalized terms used herein shall have the definitions given to such terms in the Agreement.

AGREEMENT

1. Amendments. The following text is hereby added to the nineteenth line of Section 7(b) of the Agreement, immediately before the phrase “legal, auditing and accounting fees;”:

expenses associated with borrowing or leverage by the Company; marketing, advertising and public/investor relations expenses;

2. Agreement in Full Force and Effect. The Agreement is in full force and effect and enforceable in accordance with its express terms.

3. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder. This Amendment may be modified or amended only in accordance with the terms set forth in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, all on the day and year written on the first page of this Amendment.

The Company:		The Manager:

KAYNE ANDERSON MLP INVESTMENT COMPANY		KA FUND ADVISORS, LLC

By:	/s/ Terry A. Hart	By:	KAYNE ANDERSON CAPITAL ADVISORS, L.P., its Manager
	Name: Terry A. Hart Title: Chief Financial Officer and Treasurer		By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel